UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Investment Grade Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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Investment Grade Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114

December 30, 2008

Dear Shareholder:

Your Fund is under attack by a group of hedge fund managers who are only interested in making a quick profit with little or no regard for the best interests of the Fund and its long-term investors. These dissidents are seeking support for several proposals to be considered at the upcoming Annual Meeting of the Fund’s Stockholders to be held on January 15, 2009. If approved at the Meeting, these dissident proposals would (1) replace the Fund’s experienced independent directors with a hand-picked slate whose primary loyalty is expected to be to one of the dissident managers and the hedge funds it manages; and (2) terminate UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) as the Fund’s investment advisor, replacing that institution with an as yet unnamed investment advisor that would be far less familiar with the Fund’s portfolio and, presumably, far more amenable to the short-term goals of the dissidents.

If you do not want your Fund to be taken over by, and run for the benefit of, the dissidents and the hedge funds they manage, please complete and return immediately the enclosed WHITE Proxy Card to vote “FOR” the re-election of the Fund’s director nominees, “FOR” the proposal to approve a new investment advisory contract with lower fees and “AGAINST” two dissident supported proposals. Please do NOT cast your vote on the gold proxy card that you may have received from the group of hedge funds led by Arthur D. Lipson and his Western Investment LLC hedge fund (“Western”).

Institutional Shareholder Services Inc., the leading independent proxy advisory firm, has recommended against all of the dissidents’ proposals and in support of management’s proposals, as noted further below.

PLEASE DON’T BE FOOLED BY THE DISSIDENTS!

In support of the dissidents’ proposals, Western has made arguments based on half-truths and insinuations and has failed to give you the full story. Let’s set the record straight:

>	The dissidents’ proposals would allow them to realize short-term profits for themselves at the expense of the Fund and its long-term shareholders. Once Western and the other dissidents profit from their holdings of Fund shares, they will no longer care whether the Fund can still pursue its long-term investment goal of providing shareholders with a high level of current tax-exempt income.

>	Western says that its proposed slate of director nominees would bring “talent, expertise and experience” to the Board. However, none of the Western nominees currently serves on the board of directors of a public company, and they have little, if any, experience dealing with the regulatory and other issues that confront SEC-registered closed-end funds.

>	Let there be no mistake - Western’s nominees owe their allegiance to Western and the hedge funds it manages. Those hedge funds have taken a substantial position in Fund shares as part of their attack on the Fund. Given the importance to those hedge funds of realizing a short-term profit from the attack, it strains credulity to expect that their nominees will represent the interests of the Fund and all of its shareholders if they are elected.

>	Western says that the Fund’s current directors stand to collect over $230,000 a year from UBS for their service with UBS funds, insinuating that somehow their independence has been compromised. In fact, the Fund’s current directors are each independent of UBS Global AM and are represented by their own independent counsel. The current Board has been able to provide truly independent oversight of the Fund and its operations. Moreover, during the past fiscal year, the current independent directors only received between $4,411 and $5,124 in compensation from the Fund - not from UBS Global AM - for their services. Independent directors are paid by the Fund for their services, as Western’s nominees also would be if elected.

>	The Fund’s investment performance continues to be strong relative to its peer group of funds both based on the market price and net asset value of the Fund’s shares. As of November 30, 2008, the Fund’s return based on the market price of its shares on the NYSE has outperformed its peer group median (the Lipper General Muni Debt Funds (Leveraged) closed-end funds peer group) over the past one-, two-, three-, five and 10-year periods. Moreover, even based on net asset value, the Fund has outperformed the peer group median over the past one-, three- and five-year periods. Do not be deceived by the misleading characterization of Fund performance put forth by Western. Western and the other dissidents utilize misleading comparisons of unleveraged funds rather than relying on the peer group performance prepared by Lipper, an independent third party service.

>	Western and the other dissidents want to terminate the advisory contract and replace UBS Global AM with a new investment advisor. But Western and the other dissidents have not proposed any alternative advisor or explained the potential costs to the Fund of such a termination. Among these costs would be the need to immediately conduct another proxy solicitation to approve a new advisor and the costs of selling and buying securities as part of the transition to a new advisor. The dissidents have not gone into detail on their plans for the future management of the Fund because they don’t have a plan other than destroying the Fund for their short-term profit.

INSTITUTIONAL SHAREHOLDER SERVICES INC., THE LEADING INDEPENDENT PROXY ADVISORY FIRM, HAS RECOMMENDED AGAINST ALL OF THE DISSIDENTS’ PROPOSALS*

>	Institutional Shareholder Services Inc. (“ISS”), the leading independent proxy advisory firm, considered the dissidents’ proposed slate of directors and the proposals that would terminate the Fund’s investment advisory relationship with UBS Global AM and has recommended that shareholders vote AGAINST those proposals.

>	Specifically, the ISS Proxy Analysis and Vote Recommendation stated the following conclusions:

*  ISS is a subsidiary of RiskMetrics Group, Inc. Permission to use quotations from the ISS/RiskMetrics report was neither sought nor obtained.

•	“Despite the Fund’s current market price discount to NAV, ISS believes the dissidents have not demonstrated that change is warranted with the
Fund.”

•	“We believe that [the Fund’s] market price and NAV outperformance relative to its peers and the uncertainties associated with terminating UBS
Global AM and implementing an aggressive share repurchase plan, justify maintaining the current board.”

•	“We believe that an aggressive repurchase plan such as the one Western is proposing would result in a slow liquidation of the Fund over a period of time. Moreover, the presence of a discount should not, by itself, necessitate replacing the entire board or the current investment advisor, as is proposed by the dissidents.”

•	“As such, ISS recommends that shareholders support the Fund’s nominees and vote AGAINST the dissidents’ proposals to terminate the advisory agreement with UBS Global AM.”

To help the Fund fend-off the dissidents’ attacks, we urge you complete, sign and date the enclosed WHITE Proxy Card and immediately mail it in the enclosed postage-paid envelope. Shareholders who hold their shares through a bank or broker may also vote by telephone or internet by following the instructions on the enclosed card. Please do not sign or vote any gold or other color proxy card sent to you by Western or the other dissidents.

Finally, you should also be aware that associates of Western have obtained access to a list of the Fund’s stockholders in order to continue their solicitation. The Fund has been required by law to provide this information to them. As a result, you may be contacted directly by Western or its agents. We regret any inconvenience or privacy concerns this may cause you.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board’s nominees and proposal and AGAINST the shareholder sponsored proposals on the enclosed WHITE proxy card.

We thank you for your continued support.

Sincerely,

The Directors of Investment Grade Municipal Income Fund Inc.

Richard Q. Armstrong	Alan S. Bernikow
Richard R. Burt	Meyer Feldberg
Bernard H. Garil	Heather R. Higgins

If you have questions or need assistance in voting your shares, please call: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (866) 295-4328 (Toll Free).

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637

Closed-End Funds Desk

www.ubs.com

Media release

For immediate release

Leading independent proxy advisor recommends that shareholders of Investment Grade Municipal Income Fund Inc. vote for re-election of current board members and for new investment advisory agreement and not vote for dissident shareholder nominees and shareholder proposals

Contact:   UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, December 30, 2008— Investment Grade Municipal Income Fund Inc. (the “Fund”) (NYSE: PPM), today announced that Institutional Shareholder Services Inc. (“ISS”), the leading independent proxy advisory firm, has recommended that the Fund’s shareholders support the Fund’s incumbent directors and vote “FOR” the re-election of the Fund’s current directors and “FOR” approval of the Fund’s investment advisory and administration contract on the WHITE proxy card.

ISS further recommended that shareholders “DO NOT VOTE” on the GOLD proxy card with respect to nominees of dissident hedge fund shareholder Western Investment LLC (“Western”) as well as Western’s proposal to terminate the investment advisory agreement with UBS Global Asset Management (Americas) Inc. (“UBS Global AM”). ISS also recommended that shareholders vote “AGAINST” shareholder proposals by Karpus Investment Management (“Karpus”) and Walter S. Baer (“Baer”) which, like the Western proposal, would have the effect of replacing UBS Global AM as the Fund’s investment adviser.

In short, ISS recommended that Fund shareholders support each of the proposals put forth by current Fund management at the annual meeting (election of incumbent directors and approval of the new investment advisory and administration agreement) and reject all of the proposals of the Fund’s dissident shareholders.

*        *        *

In its independent analysis, ISS rejected Western’s proposed slate of directors in favor of supporting the Fund’s current directors. Acknowledging that most funds in its peer group currently face a discount to NAV, ISS stated that “[d]espite the Fund’s current market price discount to NAV, ISS believes that dissidents have not demonstrated that change is

Closed-End Funds Desk
December 29, 2008

warranted with the Fund.” Further, ISS rejected Western’s misleading characterization of Fund performance and, instead, concluded that “[w]e believe that its market price and NAV outperformance relative to its peers . . . justify maintaining the current Board.”

Further with respect to the dissidents’ proposal to replace UBS Global AM as the Fund’s investment adviser, ISS also cited the Fund’s outperformance as well as “the uncertainties associated with terminating UBS Global AM” and concluded by recommending that shareholders “vote AGAINST the dissidents’ proposals to terminate the advisory agreement with UBS Global AM.”

In connection with the annual meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting. Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GOLD or any other color proxy card they may receive from Western. Shareholders who have previously signed a GOLD proxy card are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.

Shareholders who have questions concerning the current proxy solicitation, or who need assistance in revoking any proxy they may have previously granted, should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Investment Grade Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets in investment grade municipal obligations, the income from which is exempt from regular federal income tax.

Note: ISS is a subsidiary of RiskMetrics Group, Inc.. Permission to use quotations from the ISS/RiskMetrics report was neither sought nor obtained.

URGENT - Please vote your shares of
Investment Grade Municipal Income Fund Inc NOW.

Telephone & Internet Voting is Available 24 Hours a Day – 7 Days a Week

Vote by Telephone	Vote by Internet

It’s fast, convenient and your vote is immediately confirmed and posted.	It’s fast, convenient and your vote is immediately confirmed and posted.

Using a touch-tone telephone, call the toll-free number below:	Go to website:
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Just follow these four easy steps:	Just follow these four easy steps:

1.	Read Investment Grade Municipal Income Fund Inc.’s Proxy Statement and WHITE Voting Instruction Form.

2.	Call toll-free 1-800-454-8683.

3.	Enter your 12-digit Control Number located on your WHITE Voting Instruction Form.

4.	Follow the simple recorded instructions.

1.	Read Investment Grade Municipal Income Fund Inc.’s Proxy Statement and WHITE Voting Instruction Form.

2.	Go to the website www.proxyvote.com.

3.	Enter your 12-digit Control Number located on your WHITE Voting Instruction Form.

4.	Follow the simple instructions.

Your vote is important! Call 24 hours a day	Your vote is important! Go to WWW.PROXYVOTE.COM 24 hours a day

PLEASE VOTE AS SOON AS POSSIBLE!
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